EXHIBIT (a)(1)(vii)

FORM OF E-MAIL LETTER FROM EVOLVE SOFTWARE, INC. TO ELIGIBLE EMPLOYEES REGARDING
             CHANGE IN EXPIRATION DATE, AS SENT ON DECEMBER 18, 2001

From:  Ken Bozzini

To:  All  Eligible  Employees

Date:  December  18,  2001

Subject:  UPDATE: 6 + 1 Stock Option Exchange Program

As you know, Evolve recently announced a Voluntary Stock Option Exchange Program ("EXCHANGE PROGRAM") in which eligible employees will have the opportunity to exchange options that have an exercise price of $1.15 per share or more for new options to be granted in the future under our 2000 Stock Plan.

This is to notify you that the expiration of the period for submitting Election Forms to participate in the Exchange Program has been extended to 11:59 P.M., PACIFIC STANDARD TIME, ON FRIDAY, JANUARY 4, 2002. Similarly, the deadline for submitting changes to previously submitted Election Forms or any Notice of Withdrawal of a prior election, has been extended to 11:59 P.M., PACIFIC STANDARD TIME, ON FRIDAY, JANUARY 4, 2002. We are extending these deadlines to comply with applicable securities laws in light of the fact that December 24, 2001 was recently declared a federal holiday.

All references to the "Expiration Date" and all other references to 5:00 p.m. PST on January 4, 2002 in the documents relating to the Exchange Program sent to you on December 5, 2001 have been amended to refer to 11:59 p.m., PST, on Friday, January 4, 2002. The amended documents include (1) the Offer to Exchange; (2) the letter from Gayle Crowell dated December 5, 2001; (3) the
Election Form and (4) the Notice to Withdraw from the Offer. If you wish to receive copies of these documents reflecting this change, please contact Darrin Short at Evolve at 510-428-6299, dshort@evolve.com, or c/o Evolve Software, Inc., 1400 65th Street, Emeryville, California 94608.

All other terms of the Exchange Program remain unchanged. If you have any questions about the Exchange Program, please do not hesitate to contact Darrin Short or me. In addition, Darrin and I will be hosting an informal Q & A session on Thursday, December 20th at 11:30 PST. There will not be a formal presentation, rather, this will be a forum to answer any lingering questions.



Sincerely,

Ken

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